                              THIRD AMENDMENT TO
                            SECURED LOAN AGREEMENT

                            -----------------------

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                                   Borrower

                            -----------------------


                             CORESTATES BANK, N.A.

                                     Agent

                             CORESTATES BANK, N.A.
                           MIDLANTIC BANK, N.A., and

                        PNC BANK, NATIONAL ASSOCIATION

                                    Lenders

                                August 29, 1996

                              THIRD AMENDMENT TO
                            SECURED LOAN AGREEMENT

          THIS THIRD AMENDMENT ("this Third Amendment"), made this
29th day of August, 1996, by and among PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form ("Borrower"), and CORESTATES BANK, N.A., a national banking association ("Agent") in its individual capacity as a Lender (in which individual capacity it is referred to herein as "CoreStates") and as Agent for itself and MIDLANTIC BANK, N.A. ("Midlantic"), and PNC BANK, NATIONAL ASSOCIATION ("PNC") (CoreStates, Midlantic and PNC are individually referred to herein as a "Lender" and collectively referred to as "Lenders").

                                  BACKGROUND

          A. Borrower, Agent and Lenders are parties to a Secured Loan Agreement dated November 9, 1994, as amended by a First Amendment to Secured Loan Agreement dated March 20, 1995 and a Second Amendment to Secured Loan Agreement dated April 25, 1995 (the "1994 Loan Agreement") pursuant to which Lenders severally, in accordance with their respective Pro Rata Shares, agreed to advance $35,000,000 to Borrower. All capitalized terms used but not specifically defined herein have the meanings defined in the 1994 Loan Agreement.

          B. CoreStates has heretofore acquired all of the inter- ests and obligations of Meridian Bank ("Meridian") in, to and under the Loans and all

Loan Documents.

          C. Borrower, Agent and Lenders desire to modify certain of the terms and provisions of the 1994 Loan Agreement, as set forth below.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                  DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

          1.1 Defined Terms. Each of the terms listed below shall have the meaning herein ascribed to it for the purposes hereof and for each of the Loan

Documents:

               "Consolidated Liabilities" means, at any time, the sum of (i) all liabilities of Borrower, determined in accordance with

GAAP, plus (ii) Borrower's applicable Percentage Interest in the total liabilities of each Venture, exclusive of any amount included in clause (i) plus
(iii) the aggregate amount of indebtedness incurred in connection with construction in progress by Borrower or any wholly-owned subsidiary and Borrower's applicable Percentage Interest in all such indebtedness incurred by each Venture, to the extent any such indebtedness referred to in this clause
(iii) is not included in clauses (i) and (ii).

               "Consolidated NOI" means, at any time, Funds From Operations, plus Interest Expense (from the most recent Company- Prepared Consolidated Financial Statements), which sum shall be appropriately adjusted on a rolling four Fiscal Quarter historical basis by the gross revenues and operating expenses for each income-producing property that was placed in service or disposed of by Borrower, by any wholly-owned subsidiary of Borrower, or by any Venture, during such period of four Fiscal Quarters. For any property placed in service after the acquisition of such property, the gross revenues and operating expenses thereof shall be measured on a pro-forma basis until Borrower, in the good faith exercise of its business judgment, determines that actual gross revenues and operating expenses have stabilized. Borrower's determination that actual revenues and operating expenses have stabilized shall be subject to Lender's reasonable approval. Adjustments as a result of the disposal of any property shall be made on the basis of the actual gross revenues and operating expenses for such property.

               "Contingent Liabilities" means, at any time, the sum of (i) all indebtedness of Borrower for borrowed monies (other than indebtedness for which Borrower's liability is limited solely to specific assets of Borrower that are financed by such indebtedness) plus (ii) all indebtedness of others for borrowed monies, to the extent that payment of such monies is guarantied by Borrower (excluding Borrower's Guaranty of its Percentage Interest in the Venture known as Laurel Mall Associates) minus (iii) any amounts included within the definition of "Consolidated Liabilities."

               "NOI" means Borrower's, plus Borrower's applicable Percentage Interest of each Venture's, gross revenue minus operating and servicing expenses derived from the operation by Borrower, or by any wholly-owned subsidiary or Venture, of income-producing property wholly-owned by Borrower, a subsidiary of Borrower or Venture during, and as shown on the financial statements for, the Last Reported Fiscal Year, before Interest Expense, depreciation and amortization.

               "Permitted Lien" means (i) liens for taxes, assess- ments or governmental charges or claims which are not overdue or which are being contested in good faith by appropriate proceedings

                                      (2)
promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(ii) statutory liens of carriers, warehousemen, mechanics, materialmen, repairmen, suppliers and other like liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iii) liens (other than any lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation or unemployment insurance and other types of social security; (iv) liens incurred or deposits made to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) any judgment lien; provided that, within 45 days after the entry of the judgment secured thereby, such judgment shall be discharged or execution thereof shall be stayed pending appeal; and further provided that such judgment shall be discharged within 45 days after the expiration of any such stay; (vi) the rights of tenants under leases or subleases not interfering with the ordinary conduct of the Business of Borrower; (vii) easements, rights-of-way, encroachments, zoning provisions, covenants, conditions, restrictions and other similar charges, encumbrances and governmental restrictions not interfering with the ordinary conduct of the business of Borrower; and (viii) liens created pursuant to the Loan Documents.

               "Pro Forma Debt Service" means, with respect to any period of time, the aggregate amount of principal payments and interest during such period on Consolidated Liabilities, calculated using the greater of (i) Actual Debt Service or (ii) the amount of interest and principal payable, based on a 25 year amortization schedule, on the principal amounts of such long term debt at a rate of interest equal to the current yield to maturity of United States Treasury obligations having a 10 year maturity plus two percent per annum, exclusive of the amount of any final payment of principal which would exceed the periodic payments of principal on such debt.

               "Revolving Credit Agreement" means the Revolving Credit and Term Loan Agreement dated August 29, 1996, executed by Borrower and CoreStates, and as the same may in the future be amended.

               "Unencumbered Property Pool" means, at any time, (i) those Properties that are part of the Initial Unencumbered Property Pool and are then unencumbered and wholly-owned by Borrower and (ii)

                                      (3)
all Substituted Unencumbered Properties, as defined in the Revolving Credit Agreement, that are then unencumbered and wholly-owned by Borrower, but excluding from the Properties identified in clauses (i) and (ii) (A) such Properties as are necessary in order that the combined average occupancy rate of the Unencumbered Property Pool, as of the last day of the most recently concluded Fiscal Quarter, is not less than 80% and (B) such other Properties that may have been withdrawn by Borrower pursuant to Section 3.3 of the Revolving Credit Agreement.

               "Venture" means each partnership, joint venture or other entity in which Borrower or any wholly-owned subsidiary of Borrower has a 50% or more beneficial, or other controlling, ownership interest.

          1.2 Construction of Definitions. All terms defined herein shall be construed to include the plural or the singular, and references to persons in the masculine or neuter gender shall refer to all persons or entities, as the context requires. If any term defined in the 1994 Loan Agreement is defined differently in this Third Amendment, the definition contained in this Third Amendment shall amend and replace the definition of such term that is contained in the 1994 Loan Agreement.

          1.3 Other Terms. The words "herein", "hereof", "hereunder" and other words of similar import refer to this Third Amendment as a whole, including the exhibits hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Third Amendment. Any reference to an "Article", a "Section", an "Exhibit" or "Schedule" shall refer to the relevant Article of, Section of, Exhibit to or Schedule to this Third Amendment, unless otherwise specifically indicated.

                                   ARTICLE 2
                  BORROWER'S REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to each Lender that all of the representations and warranties contained in the 1994 Loan Agreement are true and correct as if made on and as of the date hereof and after giving effect to this Third Amendment, subject to the following:

          2.1 Schedules 4.1.4 and 4.1.8 of the 1994 Loan Agreement is hereby deleted and replaced by Schedules A and B, annexed hereto; and

                                      (4)

          2.2 Section 4.1.8 of the 1994 Loan Agreement is hereby amended by deleting the text preceding Section 4.1.8.1 and substituting the following in its place:

               "4.1.8 Environmental. Except as set forth in Schedule 4.1.8 and as identified in the reports provided to Lender pursuant to Section 6.1.25 of the Revolving Credit Agreement, or where failure to comply would not have or result in a Materially Adverse Effect on Borrower or the conduct of Borrower's Business, (which knowledge with respect to the Mortgaged Properties is based upon the environmental studies prepared for Borrower and delivered to Agent and Lenders in connection with the execution of this Agreement):"

                                   ARTICLE 3

                             AFFIRMATIVE COVENANTS

          The following Sections of the 1994 Loan Agreement are hereby amended as follows:

          3.1.1 Section 5.1.1 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.1. Maintain the ratio of (a) Consolidated Liabilities, as reported in Borrower's most recent Company-Prepared Consolidated Financial Statements, plus, without duplication, Contingent Liabilities minus the amount of Cash and cash equivalents of Borrower plus Borrower's Percentage Interest in Cash and Cash Equivalents of the Ventures as so reported to (b) Consolidated NOI at no more than 7.25 to 1;"

          3.1.2. Section 5.1.3 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.3 Maintain NOI generated by the Unencumbered Property Pool ("Unencumbered NOI") at not less than $8,830,000 (the "Unencumbered NOI Standard") to be tested quarterly on a rolling four Fiscal Quarter historical basis, and cause the ratio of Senior Liabilities to Unencumbered NOI to be no more than 7.9 to 1 to be tested annually on and as of the last day of each Fiscal Year upon Borrower's submission of Project Specific Information; provided that if the Unencumbered NOI shall be less than $9,500,000 (which number shall be reduced proportionally with any reduction of the Unencumbered NOI Standard as provided below), the Revolving Credit (and, as a result thereof, the Commitment Amount) shall be reduced by

                                      (5)
the product of (i) $7.90 multiplied by (ii) $9,500,000 (which number shall be reduced proportionally with any reduction of the Unencumbered NOI Standard as provided below) minus the Unencumbered NOI; and provided further that if a Property that was part of the Unencumbered Property Pool is sold in a bona fide transaction to a Person who is not an Affiliate of Borrower, the Unencumbered NOI Standard shall be reduced, effective as of the end of the most recently concluded Fiscal Quarter, by the NOI of the Property so sold during the last four Fiscal Quarters that such Property was owned by Borrower, but in no event shall the required Unencumbered NOI ever be less than $7,000,000 (which number shall be reduced proportionally with any reduction of the Unencumbered NOI Standard as provided below). Any reduction of the Revolving Credit (and the Commitment Amount) resulting pursuant to this Section 5.1.3 shall continue in effect until the next quarterly calculation is made pursuant to this Section 5.1.3, at which time such reduction shall be reversed by an amount commensurate with any increase in Unencumbered NOI. The Unencumbered NOI Standard shall also be reduced, effective as of the end of the most recently concluded Fiscal Quarter, each time Borrower makes prepayments of the principal of one or more Term Loans, or reduces the Commitment Amount, or both, in an aggregate amount that is at least $1,000,000, each such reduction of the Unencumbered NOI Standard to be equal to the quotient of the sum of such payments of principal and reductions of the Commitment Amount divided by 7.9, and provided that after total principal payments have been made on one or more Term Loans pursuant to
Section 2.1.3.2 in an aggregate amount of $1,000,000, subsequent payments of principal made pursuant to Section 2.1.3.2 shall be counted in the $1,000,000 amount required for reductions in the Unencumbered NOI Standard as provided herein.

          3.1.3 Section 5.1.4 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.4 Maintain Tangible Net Worth at not less than $115,000,000, or such larger amount determined by adding thereto amounts equal to 75% of the gross proceeds from Borrower's sale of equity securities from time to time, exclusive of gross proceeds used in any acquisition of intangible assets."

          3.1.4 Section 5.1.5 of the 1994 Loan Agreement is hereby amended by deleting the ratio "1.5 to 1" and substituting in its place the ratio "1.4 to 1;"

          3.1.5 Section 5.1.6 of the 1994 Loan Agreement is hereby amended by deleting the ratio "1.35 to 1" and substituting in its place the ratio "1.25 to 1;"

                                      (6)

          3.1.6 Section 5.1.9 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.9 Deliver to Lender, within 120 days after the end of each Fiscal Year, audited consolidated financial statements of Borrower, including an income and expense statement, balance sheet and schedule of sources and uses of funds, which financial statements shall include the unqualified opinion of Arthur Andersen & Co. or another national firm of certified public accountants reasonably acceptable to Lender; provided that if such financial statements are prepared by another national firm of certified public accountants that is reasonably acceptable to Lender, such statements may include a qualification with respect to the results of prior fiscal years for which such other accountants were not engaged by Borrower, and provided that no opinion of any accountant shall be considered to be qualified merely because such accountants have relied upon financial statements or opinions prepared or issued by or on behalf of the Ventures;"

          3.1.7 Section 5.1.15 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.15 Promptly defend all actions, proceedings or claims which would have a Materially Adverse Effect on Borrower or Borrower's Business and promptly notify Lender of the institution of, or any change in, any such action, proceeding or claim if the same is in excess of $1,000,000 (other than claims covered by insurance in the ordinary course of business and booked on Borrower's balance sheet), or would have a Materially Adverse Effect on the financial condition of Borrower or its property if adversely determined;"

          3.1.8 Section 5.1.17 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.17 Maintain or cause to be maintained each Property in good condition and repair, reasonable wear and tear excepted, making as and when necessary, all material repairs of every nature;"

          3.1.9 Section 5.1.19 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.19 Promptly after Borrower becomes aware that any such event has occurred, Borrower shall notify Lender of: (i) the

                                      (7)
occurrence or imminent occurrence of any event which causes or would imminently cause (A) any material adverse change in the Business, property, prospects or financial condition of Borrower (B) any representation or warranty made by Borrower hereunder to be untrue, incomplete or misleading in any material respect, or (C) the occurrence of any other Event of Default or Unmatured Event of Default hereunder; and (ii) the institution of, or the issuance of any order, judgment, decree or other process in, any litigation, investigation, prosecution, proceeding or other action by any governmental authority or other Person against Borrower and that does, or could, have a Materially Adverse Affect upon Borrower;"

          3.1.10 Section 5.1.21(i) of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.21 Maintain or cause to be maintained insur- ance on the Properties in such amounts, against such hazards and liabilities, and with such companies as is consistent with sound business practices, including without limitation:

                    (i) Insurance against loss to the Properties on an "all risk" policy form, covering insurance risks no less broad than those covered under a Standard Multi Peril (SMP) policy form, which contains a Commercial ISO "Causes of Loss-Special Form," in the then current form, and such other risks as Lender may reasonably require, in amounts equal to the full replacement cost of the Properties including fixtures and equipment, Borrower's interest in leasehold improvements, and the cost of debris removal, with an agreed amount endorsement, and with deductibles of not more than $50,000, except that any deductibles for any insurance covering damage by windstorm may be in amounts up to five percent (5%) of the value of the Property insured;"

          3.1.11 Section 5.1.21.1 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "5.1.21.1 Maintain the Unencumbered Property Pool free from any mortgage, lien, pledge, charge, security interest or other encumbrance, whether voluntary or involuntary, except for Permitted Liens and the Mortgages, as defined in the Revolving Credit Agreement;"

          3.1.12 Section 5.1.23 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

                                      (8)

               "Maintain the Mortgaged Properties free of all liens and encumbrances, other than the Mortgages and those liens and encumbrances that are exceptions to the title insurance policies issued pursuant to Section
3.1.10 hereof, and other than Permitted Liens;"

          3.1.13 Section 6.1.1 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "6.1.1 Except for (i) the indebtedness incurred by Borrower pursuant to the Revolving Credit Agreement, (ii) the Guaranties, (iii) secured liabilities for which the obligee's recourse is limited solely to the specific asset or assets that are encumbered (which limitation may be subject to customary exceptions), (iv) indebtedness heretofore incurred by Palmer Park Mall Venture in favor of Midlantic Bank, N.A. and guarantied by Borrower, and
(v) indebtedness heretofore incurred by Laurel Mall Associates in the amount of $30,200,000 that is guarantied by Borrower, create, assume, incur or otherwise become liable under Consolidated Liabilities or Contingent Liabilities in amounts in excess of $10,000,000 in the aggregate after the date hereof;"

                    3.1.14 Section 6.1.3 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in
its place:

               "6.1.3 Change the general character of Borrower's Business from that in which it is currently engaged; enter into proceedings in total or partial dissolution; merge or consolidate with or into any entity, or acquire all or substantially all of the assets or securities of any other Person, unless Borrower remains the surviving entity and such other Person is engaged primarily in the business of owning and operating shopping centers or multi-family residential income-producing properties;"

          3.1.15 Section 6.1.5 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "6.1.5 Except as described in Schedule 4.1.8, use, generate, treat, store, dispose of, or otherwise introduce any Hazardous Substances, pollutants, contaminants, hazardous waste, residual waste or solid waste (as defined above) into or on any of the Properties and will not cause, suffer, allow, or permit anyone else to do so in material violation of any Environmental Law, and will not knowingly acquire, or permit any subsidiary of Borrower or any Venture to knowingly acquire, any Property on which any Hazardous

                                      (9)

Substance, pollutant, contaminant, hazardous waste, residual waste or solid waste has been used, generated, treated, stored, disposed of or otherwise introduced in violation of any Environmental Law; provided that such a Property may be acquired if Borrower has received (i) a final remediation plan, prepared by a qualified environmental engineer, for the remediation of the violative environmental situation, Borrower's direct or indirect liability for the cost of which remediation is reasonably estimated to be less than $1,000,000 or (ii) the written consent of Lender;"

          3.1.16 Section 6.1.7 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "6.1.7 Agree with any other Person not to encumber, whether by mortgage, lien, pledge, charge, security interest, or other encumbrance, any parcel of the Unencumbered Property Pool, except as provided in the Revolving Credit Agreement."

          3.1.17 Section 7.1.3 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

               "7.1.3 The occurrence of any unwaived "Event of Default" as defined in the Revolving Credit Agreement."

                                   ARTICLE 4
                                 MISCELLANEOUS

          4.1 Consent to Transfer. Borrower, Agent, Midlantic and PNC hereby consent to the transfer to CoreStates of Meridian Bank's interests and obligations described in Paragraph B of the Background to this Third Amendment.

          4.2 Notices. Henceforth, notices to Midlantic shall be addressed as follows:

If to Midlantic:                        Midlantic Bank, N.A.
                                        Robert Ballard, Vice President
                                        1500 Market Street, 11th Floor
                                        Philadelphia, PA  19102
                                        Telecopier: (215) 564-7446

                                     (10)

A copy of notice to

Borrower shall be sent to:              Howard A. Blum, Esq.
                                        Drinker Biddle & Reath
                                        1100 PNB Building
                                        1345 Chestnut Street
                                        Philadelphia, PA  19107
                                        Telecopier:  (215) 988-1809

          4.3 Partial Invalidity. If any provision of this Second Amendment shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Second Amendment shall be construed as if such invalid or unenforceable provision had never been contained herein.

          4.4 Headings. The heading of any Article or Section contained in this Third Amendment is for convenience of reference only and shall not be deemed to amplify, limit, modify or give full notice of the provisions thereof.

          4.5 1994 Loan Agreement. Except as specifically modified hereby, the 1994 Loan Agreement remains in full force and effect, in accordance with its terms. Borrower represents to and agrees with Agent and Lenders that as of this date, Borrower has no defense, set-off or counter-claim to or against any of Borrower's obligations or liabilities under the 1994 Loan Agreement or any of the other Loan Documents.

          4.6 Loan Modification. All Loan Documents executed in connection with the Loan shall be deemed appropriately amended by the provisions specifically contained herein.

          4.7 Name of Borrower. The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against the Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assume any personal liability for obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

                                     (11)

          4.8 Counterpart Execution. This Third Amendment may be executed in counterpart and when so executed by and delivered to each of the parties hereto shall constitute a single agreement that is binding upon the parties.

                    IN WITNESS WHEREOF, Borrower, Agent and Lenders have executed this Third Amendment under seal, intending to be legally bound hereby, as of the day and year first above written.

                                     BORROWER:

                                     PENNSYLVANIA REAL ESTATE INVESTMENT

                                     TRUST

                                     By: /s/ Jeffrey A. Linn

                                        ---------------------------------------
                                        Jeffrey A. Linn, Senior Vice
                                        President-Acquisitions and
                                        Secretary

                                     LENDERS:

                                     CORESTATES BANK, N.A.

                                     By:

                                        ---------------------------------------
                                        Glenn W. Gallagher, Vice
                                              President

                                     MIDLANTIC BANK, N.A.

                                     By: /s/ Robert Ballard

                                        ---------------------------------------
                                        Robert Ballard, Vice President

                    (Signatures Continue On Following Page)

                                     (12)

                                   PNC BANK, NATIONAL ASSOCIATION

                                   By: /s/ Robert Ballard

                                      ---------------------------------------
                                      Robert Ballard, Vice President

                                   AGENT:

                                   CORESTATES BANK, N.A.

                                   By: /s/ Glenn W. Gallagher

                                      ---------------------------------------
                                      Glenn W. Gallagher,
                                      Vice President

                                     (13)